Exhibit (k)(5)

KKR Registered Advisor LLC

30 Hudson Yards

New York, NY 10001

KKR Real Estate Select Trust Inc.

30 Hudson Yards

New York, NY 10001

Re: Fee Waiver

Ladies and Gentlemen:

KKR Registered Advisor LLC (the “Adviser”) and KKR Real Estate Select Trust Inc. (the “Fund”) are parties to that certain Investment Advisory Agreement, dated as of [•], 2021 (the “Investment Advisory Agreement”), pursuant to which the Fund is obligated to pay to the Adviser, among other things, a Management Fee calculated at the annualized rate of 1.25% of the average daily value of the Fund’s net assets. Capitalized terms used but not defined herein have the meanings ascribed to them in the Investment Advisory Agreement.

This letter agreement (this “Agreement”) confirms the temporary waiver by the Adviser of the Management Fees payable by the Fund, as follows:

The Adviser hereby agrees to temporarily waive its Management Fee from the effective date of the Fund’s registration statement on Form N-2 for its initial offering of common stock until December 31, 2021. The Adviser may, in its sole discretion and at any time (including prior to December 31, 2021), elect to extend, terminate or modify its temporary waiver upon written notice to the Fund. If this Agreement is terminated before the end of any month, the Management Fee waiver for the part of the month before such termination shall be prorated. This Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

The Adviser understands and intends that the Fund will rely on this undertaking in preparing and filing a prospectus and other documents for the Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share, and for other purposes as expressly permitted by the Adviser.

KKR Registered Advisor LLC

By:
Name:
Title:

Acknowledged and Accepted:

KKR Real Estate Select Trust Inc.

By:
Name:
Title: